Exhibit 99.1

          Weyco Reports Record Second Quarter Sales & Earnings

    MILWAUKEE, July 22 /PRNewswire-FirstCall/ -- Weyco Group, Inc.
(Nasdaq: WEYS), today announced results for the second quarter ended June 30, 2003. The Company reported earnings of a record $3,593,000 or $.91 per diluted share, a 112% per share increase over the net earnings of $1,649,000 or $.43 per diluted share for the second quarter 2002. Net sales for the second quarter of 2003 were a record $51,000,000, up 57% from second quarter 2002 net sales of $32,533,000.

    The increases in the first quarter came from both the wholesale and retail divisions. Wholesale net sales for the second quarter of 2003 were $44.9 million versus $29.6 million in the second quarter last year. Retail sales were $6.1 million this year compared with $2.9 million last year.

    The increases in net sales and earnings for the quarter are primarily due to the acquisition of the domestic wholesale business and twenty-three retail stores of Florsheim Group, Inc. on May 20, 2002. The increase in net sales for the second quarter relating to Florsheim's wholesale and retail operations were $13.1 million and $3.5 million, respectively. The Company's Nunn Bush and Stacy Adams divisions also contributed to the increases with sales for the second quarter up 5% and 10%, respectively.

    "We had a tremendous first half of 2003" stated Thomas W. Florsheim, Jr., Weyco's Chairman and CEO. "The addition of Florsheim has clearly had a positive effect on our bottom line, and we are also very pleased that both our Nunn Bush and Stacy Adams divisions posted increases in the first six months of the year. We believe that we have accomplished a great deal in a very difficult retail environment.

    "June 2003 marks the anniversary of our first shipments of the Florsheim brand. Going forward, we do not expect to see the level of sales and earnings increases that we have enjoyed over the past four quarters since the comparable figures will now include the additional Florsheim volume."

    On July 1, 2003, the Company paid a regular quarterly dividend of $.14 per share to shareholders of record March 3, 2003.

    Weyco Group, Inc., headquartered in Milwaukee, WI, is engaged in the manufacture, purchase and distribution of men's footwear. The principal brands of shoes sold are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams, and SAO by Stacy Adams. The Company's products consist of quality leather dress and casual shoes.



                           3 MONTHS ENDED JUNE 30     6 MONTHS ENDED JUNE 30
                              2003         2002         2003          2002

    NET SALES             $51,000,000  $32,533,000  $111,380,000  $68,255,000
    EARNINGS FROM
     OPERATIONS             5,820,000    2,582,000    13,557,000    5,872,000
    EARNINGS BEFORE
     INCOME TAXES           5,808,000    2,549,000    13,365,000    6,072,000
    INCOME TAXES            2,215,000      900,000     5,100,000    2,150,000
    NET EARNINGS            3,593,000    1,649,000     8,265,000    3,922,000
    DILUTED EARNINGS
     PER SHARE                    .91          .43          2.11         1.03
    DILUTED WEIGHTED
     AVERAGE SHARES
     OUTSTANDING            3,932,050    3,840,569     3,915,054    3,820,698


SOURCE  Weyco Group, Inc.
    -0-                             07/22/2003
    /CONTACT: John Wittkowske of Weyco Group, Inc., +1-414-908-1880/ /Web site: http://www.weycogroup.com /
    (WEYS)

CO:  Weyco Group, Inc.; Florsheim Group, Inc.
ST:  Wisconsin
IN:  REA TEX FAS
SU:  ERN SLS